Exhibit 99.3
Unaudited Pro Forma Combined Financial Statements
Polypore International, Inc. (“Polypore” or the “Company”) completed the acquisition of Yurie-Wide Corporation (“Yurie-Wide”) on May 20, 2008, from which time the operating results of Yurie-Wide were included in the Company’s consolidated financial statements.
As required by Item 9.01 of Form 8-K and Article 11 of Regulation S-X, the following unaudited pro forma combined financial statements are presented to illustrate the pro forma effects of the Yurie-Wide acquisition on Polypore’s historical financial statements. The unaudited pro forma combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Polypore that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Polypore. The unaudited pro forma combined financial statements do not reflect any changes in operations and associated cost savings that Polypore has implemented or may implement with respect to the combined companies. The unaudited pro forma combined financial statements are based on historical financial statements of Polypore and Yurie-Wide after giving effect to certain assumptions and adjustments and were prepared as follows:
•	The unaudited pro forma combined balance sheet as of March 29, 2008 is presented as if the acquisition of Yurie-Wide had occurred on that date.

•	The unaudited pro forma combined statement of operations for the fiscal year ended December 29, 2007 is presented as if the acquisition of Yurie-Wide had occurred on December 31, 2006, the first day of Polypore’s fiscal year ended December 29, 2007.

•	The unaudited pro forma combined statement of operations for the three months ended March 29, 2008 is presented as if the acquisition of Yurie-Wide had occurred on December 30, 2007, the first day of Polypore’s quarterly period ended March 29, 2008.
The acquisition of Yurie-Wide was accounted for using the purchase method of accounting under FASB Statement No. 141, Business Combinations. Accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair values at the date of acquisition. The excess of the purchase price over fair value of the net assets acquired was allocated to goodwill. The allocation of the purchase price is preliminary and subject to adjustment pending further assessments, including the valuation of intangible assets.
The Company has adjusted the historical consolidated financial information to give effect to the pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results.
The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Polypore’s Annual Report on Form 10-K for the year ended December 29, 2007 and the Quarterly Report on Form 10-Q for the quarter ended March 29, 2008 and the financial statements of Yurie-Wide included as Item 9.01 (a) of this Current Report on Form 8-K/A.

Polypore International, Inc.
Unaudited Pro Forma Combined Balance Sheet
March 29, 2008

	Historical
	Polypore	Yurie-Wide	Pro Forma		Pro Forma
(in thousands)	International, Inc.	Corporation	Adjustments		Combined

Assets
Current assets:
Cash and equivalents	$23,150	$89	$—		$23,239
Accounts receivable, net	124,763	83	—		124,846
Inventories	74,465	714	(714	)(a)	74,465
Deferred income taxes	1,482	0	—		1,482
Prepaid and other	18,664	139	—		18,803

Total current assets	242,524	1,025	(714)		242,835
Property, plant and equipment, net	462,983	12,448	4,080	(b)	479,512
Goodwill	590,122	—	9,209	(c)	599,331
Intangibles and loan acquisition costs, net	203,059	—	—		203,059
Environmental indemnification receivable	18,293	—	—		18,293
Other	6,174	105	—		6,279

Total assets	$1,523,155	$13,578	$12,576		$1,549,309

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$33,250	$557	$—		$33,807
Accrued liabilities	64,378	356	320	(d)	65,055
Income taxes payable	1,377	—	—		1,377
Current portion of debt	26,388	6,151	17,546	(e)	50,085
Current portion of capital lease obligation	1,450	—	—		1,450

Total current liabilities	126,843	7,065	17,866		151,774
Debt, less current portion	833,448	11,092	(11,092	)(e)	833,448
Capital lease obligations, less current portion	2,951	—	—		2,951
Pension and postretirement benefits	71,791	—	—		71,791
Post employment benefits	3,627	—	—		3,627
Environmental reserve, less current portion	24,378	—	—		24,378
Deferred income taxes	93,161	—	1,122	(f)	94,283
Other	28,288	101	—		28,389
Commitments and contingencies	—	—	—		—

Shareholders’ equity	338,668	(4,680)	4,680	(g)	338,668

Total liabilities and shareholders’ equity	$1,523,155	$13,578	$12,576		$1,549,309

Polypore International, Inc.
Unaudited Pro Forma Combined Statement of Operations
For the year ended December 29, 2007

	Historical
	Polypore	Yurie-Wide	Pro Forma		Pro Forma
(in thousands)	International, Inc.	Corporation	Adjustments		Combined

Net sales	$534,667	$1,149	$—		$535,816
Cost of goods sold	337,682	2,107	(326	)(h)	339,463

Gross profit	196,985	(958)	326		196,353
Selling, general, and administrative expenses	93,624	2,117	—		95,741
Business restructuring	(886)	—	—		(886)

Operating income (loss)	104,247	(3,075)	326		101,498
Other (income) expense:
Interest expense, net	80,998	803	706	(i)	82,507
Foreign currency and other	30,057	780	—		30,057
Costs related to purchase of 10.5% notes	7,173	—	—		7,173
Loan acquisitions write-off — credit agreement	1,621	—	—		2,401

	119,849	1,583	706		122,138

Income (loss) before income taxes	(15,602)	(4,658)	(380)		(20,641)
Income taxes	(16,049)	—	(105	)(j)	(16,154)

Income (loss) from continuing operations	$447	$(4,658)	$(276)		$(4,487)

Income (loss) per basic share from continuing operations	$0.02				$(0.14)
Income (loss) per diluted share from continuing operations	$0.02				$(0.13)

Weighted average shares outstanding:
Basic	32,942,214				32,942,214
Diluted	33,237,230				33,237,230

Polypore International, Inc.
Unaudited Pro Forma Combined Statement of Operations
For the three months ended March 29, 2008

	Historical
	Polypore	Yurie-Wide	Pro Forma		Pro Forma
(in thousands)	International, Inc.	Corporation	Adjustments		Combined

Net sales	$145,329	$505	$—		$145,834
Cost of goods sold	90,369	1,303	(142	)(h)	91,530
Business interruption insurance recovery	(500)	—	—		(500)

Gross profit	55,460	(798)	142		54,804
Selling, general, and administrative expenses	25,318	385	—		25,703
Business restructuring	—	—	—		—

Operating income (loss)	30,142	(1,183)	142		29,101
Other (income) expense:
Interest expense, net	15,940	322	106	(i)	16,368
Foreign currency and other	(97)	(736)	—		(833)

	15,843	(414)	106		15,535

Income (loss) before income taxes	14,299	(768)	36		13,566
Income taxes	3,747	—	10	(j)	3,757

Income (loss) from continuing operations	$10,552	$(768)	$26		$9,809

Income (loss) per basic share from continuing operations	$0.26				$0.24
Income (loss) per diluted share from continuing operations	$0.26				$0.24

Weighted average shares outstanding:
Basic	40,325,019				40,325,019
Diluted	40,661,445				40,661,445

Notes To Unaudited Pro Forma Combined Financial Statements
1. Basis of Presentation
The accompanying unaudited pro forma combined financial statements are based on the historical financial information of Polypore International, Inc. (“Polypore” or the “Company”) and Yurie-Wide Corporation, also known as Yurie-Wide, Inc., subsequently changed to Celgard Korea, Inc. (“Yurie-Wide”) after giving effect to the acquisition of Yurie-Wide by Polypore using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.
2. Description of Acquisition and Future Operations
On May 20, 2008, the Company purchased 100% of the capital stock of Yurie-Wide, a South Korean company, for $23,201,000, including acquisition related costs. The acquisition broadens the Company’s participation in the lithium battery separator market, adds to its membrane technology portfolio and product breadth and adds cost-effective production capacity.
Yurie-Wide has developed technology for the manufacture of polyethylene separators of lithium-ion batteries. The acquisition of Yurie-Wide will bring this membrane process technology to Polypore’s expanding lithium-ion product portfolio as well as establish a manufacturing base in Asia. Prior to the acquisition, Yurie-Wide produced and sold its products on a limited scale and sold its products to small battery companies. After the acquisition, Polypore discontinued Yurie-Wide sales and made significant operational changes, including implementation of a restructuring plan to reduce headcount by approximately 30%. Polypore has started to introduce its manufacturing and supply-chain systems, processes and technologies to the Korean facility to align its operations with Polypore’s global standards. As a result of these actions, Yurie-Wide’s scope of operations will be substantially reduced after the acquisition until its manufacturing processes and products meet Polypore’s higher quality standards. Accordingly, the Company does not expect Yurie-Wide to generate any revenues in 2008. The expected impact of these actions is not reflected in the accompanying unaudited pro forma combined financial statements.
3. Pro Forma Adjustments
The unaudited pro forma combined balance sheet as of March 29, 2008 is presented as if the acquisition of Yurie-Wide had occurred on that date, and was adjusted for the following:
(a) Write-off the acquired inventory of Yurie-Wide since the Company will no longer sell the pre-acquisition products.
(b) Record property, plant and equipment at fair value.
(c) Record the excess of the purchase price over the fair value of the net assets acquired to goodwill.

(d) Record certain liabilities incurred as a direct result of the acquisition.
(e) Reflect the Company’s borrowings under its revolving credit facility of $23,697,000 to fund the acquisition as if it had occurred on March 29, 2008, offset by the elimination of Yurie-Wide debt of $17,243,000 not assumed in the acquisition.
(f) Record the deferred tax impact of the acquisition.
(g) Eliminate historical shareholders’ equity of Yurie-Wide.
The unaudited pro forma combined statement of operations for the fiscal year ended December 29, 2007 and three months ended March 29, 2008 are presented as if the acquisition of Yurie-Wide had occurred on the first day of the periods presented, and was adjusted for the following:
(h) Decrease in depreciation expense due to purchase accounting adjustments to record property, plant and equipment at fair value.
(i) Record interest expense on the Company’s borrowings under its revolving credit facility to fund the acquisition, net of Yurie-Wide interest expense on debt not assumed in the acquisition.
(j) Record the tax effect of the pro forma adjustments at the appropriate statutory tax rate.
4. Material Nonrecurring Charges
The pro forma results exclude adjustments for certain actions taken by the Company subsequent to the acquisition, including discontinuing sales to Yurie-Wide’s previous customer base and headcount reductions.
The historical financial information for Yurie-Wide for the year ended December 31, 2007 includes nonrecurring costs of approximately $996,000 for the loss on disposition of inventory and machinery.